EXHIBIT 5.1

OPINION OF MAPLES AND CALDER (CAYMAN) LLP

Afya Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

19 December 2022

Dear Sirs

Afya Limited

We have acted as counsel as to Cayman Islands law to Afya Limited (the "Company") in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") relating to the registration of 1,200,000 Class A common shares of a par value of US$ 0.00005 each in the capital of the Company ("Shares") authorised for issuance pursuant to the Restricted Stock Plan of the Company (the "Plan").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:

1.1	The certificate of incorporation dated 22 March 2019 and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 29 April 2022 (the "Memorandum and Articles").

1.2

The minutes (the "Constituting Minutes") of the meeting of the board of directors of the Company held on 30 August 2019 (the "Constituting Meeting"), the minutes (the "Amendment Minutes") of the board of directors of the Company held on 5 May 2022 (the "Amendment Meeting"), the minutes (the "Plan Minutes" and together with the Constituting Minutes and the Amendment Minutes, the "Minutes") of the meeting of the People, Environmental, Social and Governance Committee of the board of directors of the Company (the "ESG Committee") held on 8 July 2022 (the "Plan Meeting" and together with the Constituting Meeting and the Amendment Meeting, the "Meetings") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 9 December 2022 (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The Registration Statement.

1.6	The Plan.

1.7	The form of award agreement in connection with the Plan to be executed by the Company and the officer referenced therein (the "Officer Award Agreement").

1.8	The form of award agreement in connection with the Plan to be executed by the Company and the employee referenced therein (the "Employee Award Agreement", and together with the Officer Award Agreement, the "Award Agreements").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Registration Statement, Plan and Award Agreements have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Registration Statement, Plan and Award Agreements are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the Cayman Islands and all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The Company will at all times have sufficient authorised but unissued share capital to facilitate the issuance of the Class A common shares under the Plan.

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Registration Statement, the Plan and the Award Agreements.

2.7	No monies paid to or for the account of any party under the Registration Statement, the Plan or any Award Agreement or any property received or disposed of by any party to the Registration Statement, the Plan or any Award Agreement in each case in connection with the Registration Statement, the Plan or any Award Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (As Revised) and the Terrorism Law (As Revised), respectively).

2.8	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York or the laws of Brazil.

2.9	The Company has received or will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than their par value.

2.10	The Shares issued or to be issued pursuant to the Registration Statement, the Plan and the Award Agreements have or will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

2.11	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Shares to be offered and issued by the Company as contemplated by the Registration Statement, the Plan and the Award Agreements have been duly authorised for issue and when such Shares are issued by the Company in accordance with the Memorandum and Articles, the Registration Statement, the Plan and the Award Agreements and upon payment in full being made therefor as contemplated in the Registration Statement, the Plan and the relevant Award Agreement and such Shares being entered as fully-paid on the register of members of the Company, such Shares will be validly issued, fully-paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Plan and the Award Agreements will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.4	In this opinion letter the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Registration Statement, the Plan and the Award Agreements or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of the Shares pursuant to the Registration Statement, the Plan and the Award Agreements. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

Afya Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

19 December 2022

To:	Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Afya Limited (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3	The Minutes are a true and correct record of the proceedings of the Meetings, which were duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares of a nominal or par value of US$0.00005 each which, at the date the Memorandum and Articles became effective, comprised (i) 500,000,000 Class A Common Shares; (ii) 250,000,000 Class B Common Shares (which Class B Common Shares may be converted into Class A Common Shares in the manner contemplated in the Articles of Association of the Company); and (iii) 250,000,000 shares of such class or classes (howsoever designated) and having the rights as the board of directors of the Company may determine from time to time in accordance with Article 4 of the Articles of Association of the Company.

5	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

6	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

7	The directors of the Company at the date of the Constituting Meeting were as follows: Nicolau Carvalho Esteves, Felipe Samuel Argalji, Daniel Arthur Borghi, Laura Guaraná Carvalho, Renato Tavares Esteves, Sérgio Mendes Botrel Coutinho, Vanessa Claro Lopes, Daulins Reni Emilio and Rafael Munerato de Almeida.

8

The directors of the Company at the date of the Amendments Meeting were as follows: Kay Krafft, Nicolau Carvalho Esteves, Renato Tavares Esteves, Daulins Rêni Emílio, Shobhna Mohn, Benedikt Dalkmann, Maria Tereza Azevedo, Flávio Dias Fonseca da Silva, João Paulo Seibel de Faria, Miguel Filisbino Pereira de Paula and Vanessa Claro Lopes.

9.	The members of the ESG Committee at the date of the Plan Meeting and at the date of this certificate were and are as follows: Miguel Filisbino Pereira de Paula, Rafael Munerato, Renato Tavares Esteves and Kay Krafft.

10	The directors of the Company at the date of this certificate are as follows: Nicolau Carvalho Esteves, Renato Tavares Esteves, Vanessa Claro Lopes, João Paulo Seibel de Faria, Miguel Filisbino Pereira de Paula, Kay Krafft, Shobhna Mohn, Maria Tereza Azevedo, Benedikt Dalkmann and Christina Krebs.

11	The ESG Committee was constituted at the Constituting Meeting as set out in the Constituting Minutes as the "Compensation Committee" of the board of directors of the Company and the name of the ESG Committee was changed from the "Compensation Committee" of the board of directors of the Company to the "People, Environmental, Social and Governance Committee" of the board of directors of the Company by the board of directors of the Company at a meeting of the board of directors of the Company held on 29 January 2020.

12	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

13	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Plan and the Award Agreements, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement, the Plan and the Award Agreements for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

14	Each member of the ESG Committee considers the transactions contemplated by the Registration Statement, the Plan and the Award Agreements to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

15	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

16	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

17	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

18	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement, the Plan and Award Agreements.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Miguel Filisbino Pereira de Paula
Name:	Miguel Filisbino Pereira de Paula
Title:	Director